CONTACT:                                                            Exhibit 99

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES

FOR OCTOBER 2004

MATTHEWS, NC, November 4, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,502 stores in 44 states, reported sales for the four-week period ended October 30, 2004, of approximately $411.7 million, or 8.8% above sales of $378.4 million for the similar period in the prior fiscal year.  Sales in existing stores for the four-week period ended October 30, 2004, increased approximately 0.9% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 2.1% in sales of hardlines and a decrease of approximately 3.1% in sales of softlines.

     For the nine-week period ended October 30, 2004, sales were approximately $922.3 million, or 9.5% above sales of $842.1 million for the similar period in the prior fiscal year.  Sales in existing stores for the nine-week period ended October 30, 2004, increased approximately 1.2% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 3.4% in sales of hardlines and a decrease of approximately 6.2% in sales of softlines.

     During the nine-week period ended October 30, 2004, sales of more discretionary merchandise, such as hanging apparel and domestics, were below the Company’s plan.  The continuing shift in the merchandise mix to more lower margin consumables and less higher margin discretionary goods and the continuing impact of shrinkage will adversely impact the gross profit margin in the first quarter ending November 27, 2004.  In the first quarter, the Company also is incurring expenses as planned in connection with the urban initiative and other previously discussed initiatives which are expected to positively impact sales later in the fiscal year.

                                                                          Continued . . .

Release/November 4, 2004

     As of October 30, 2004, there were 5,496 stores in operation, including 19 stores that were opened during the four-week period ended October 30, 2004.

     The Company’s current plan is for sales in existing stores in the four-week period ending November 27, 2004, to increase in the 3% to 5% range.  Sales in this period are expected to be aided by the distribution of an advertising circular in the first week of November.

     Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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11/4/04